EXHIBIT 99.1
Western Refining, Inc. Prices Initial Public Offering
EL PASO, TEXAS, January 18 — Western Refining, Inc. (NYSE: WNR) today announced the pricing of its initial public offering of 22,500,000 shares of its common stock, 18,750,000 of which will be sold by the Company and 3,750,000 of which will be sold by certain shareholders, at $17.00 per share. In connection with the offering, certain shareholders have granted the underwriters a 30-day option to purchase up to 3,375,000 additional shares, to cover over-allotments, if any.
The Company’s common stock is expected to begin trading on the New York Stock Exchange under the ticker symbol “WNR” on January 19, 2006.
The offering is being made through an underwriting syndicate led by Banc of America Securities LLC and Deutsche Bank Securities, Inc., as joint book-running mangers, and Bear, Stearns & Co. Inc. and Merrill Lynch & Co., as co-managers. The offering is being made only by means of a prospectus, copies of the prospectus, when available, may be obtained by contacting Banc of America Securities LLC, Capital Markets (Prospectus Fulfillment) by e-mail to dg.prospectus_distribution@bofasecurities.com or by mail to Banc of America Securities LLC, Capital Markets Operations, 100 West 33rd Street, 3rd Floor, New York, NY 10001, or by contacting Deutsche Bank Securities Inc. by mail at 60 Wall Street, New York, NY 10005.
A registration statement relating to these securities has been declared effective by the U.S. Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.
Western Refining, Inc., headquartered in El Paso, Texas, is an independent crude oil refiner and marketer of refined products, operating primarily in the Southwest region of the United States, including Arizona, New Mexico and West Texas. The Company owns and operates a crude oil refinery in El Paso, Texas with a crude oil refining capacity of 108,000 barrels per day. Over 90% of the products produced at the Company’s refinery are light transportation fuels, including gasoline, diesel and jet fuel.
Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect the Company’s current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, the Company’s business and operations involve numerous risks and uncertainties, many of which are beyond the Company’s control, which could result in the Company’s expectations not being realized or otherwise materially affect the Company’s financial condition, results of operation and cash flows. Additional information regarding these and other risks are contained in the Company’s filings with the Securities and Exchange Commission.
Contact:
Western Refining, Inc.
Scott Weaver
915-775-3470